EXHIBIT C

BLOCKER AGREEMENT

[See attached]

THIS SECOND AMENDED AND RESTATED SUPPLEMENTARY AGREEMENT made and dated as of the 15th day of August, 2025 (this “Supplementary Agreement”).

BETWEEN:

OSISKO DEVELOPMENT CORP., a company existing under the federal laws of Canada, having its head office at 1100, av des Canadiens-de-Montreal, Suite 300, P.O. Box 211, Montreal, Quebec, H3B 2S2

(hereinafter called “ODV”)

OF THE FIRST PART

AND:

CONDIRE RESOURCE MASTER PARTNERSHIP, LP, as Managed by its General Partner, Condire Investors, LLC, having an address at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(hereinafter called “Condire Resource”)

AND:

CONDIRE ALPHA PARTNERS, LP, as Managed by its General Partner, Condire Investors, LLC, having an address at 1717 McKinney Ave., Suite 850, Dallas, Texas

(hereinafter called “Condire Alpha” and, together with Condire Resource, collectively, “Condire” or the “Holder”)

OF THE SECOND PART

WHEREAS:

A.	Pursuant to a subscription agreement between ODV and Condire Resource dated November 12, 2024 (the “Subscription Agreement”), Condire Resource subscribed for 12 million Units (as defined in the Subscription Agreement) at a price of US$1.80 per Unit, each Unit consisting of one common share in the capital of ODV and one common share purchase warrant (each, a “Warrant”), with each Warrant entitling the holder thereof to purchase one additional common share of ODV at a price of US$3.00 per share on or prior to October 1, 2029;

B.	Pursuant to the terms of “bought deal” brokered private placement that will close on August 15, 2025 (the “Brokered Offering”), Condire intends to acquire 9,400,000 units (the “Brokered Offering Units”) at a price of US $2.05 per Brokered Offering Unit, each Brokered Offering Unit will consist of one common share in the capital of ODV and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Brokered Offering Warrant”), with each whole Brokered Offering Warrant entitling the holder thereof to purchase one common share of ODV at a price of US $2.56 per share on or prior to August 15, 2027.

C.	Condire requires that its beneficial ownership and those of its affiliates in ODV do not exceed 9.99% of the number of common shares of ODV outstanding immediately after giving effect to the issuance of common shares of ODV issuable upon exercise of the Warrants or Brokered Offering Warrants or the exercise or conversion of any other securities of ODV the underlying securities of which are common shares of ODV (the “Beneficial Ownership Limitation”); and

D.	The parties have agreed to amend and restate that certain Amended and Restated Supplementary Agreement between ODV and Condire Resource dated February 2, 2025 (the “Prior Agreement”) to, among other things, clarify and memorialize the agreement that the Beneficial Ownership Limitation applies to Condire Resource, Condire Alpha and their respective affiliates and applies to the shares underlying the Warrants, Brokered Offering Warrants and any other securities issued by ODV that Condire owns or may own in the future.

IN CONSIDERATION of the premises and of the mutual promises, covenants, representations and warranties herein set out, the parties hereby amend and restate the Prior Agreement in its entirety as follows:

1.	The Holder shall not have the right to exercise any portion of the Warrants or Brokered Offering Warrants (including Warrants and Brokered Offering Warrants acquired after the date hereof) or to exercise or convert any other securities of ODV, the underlying securities of which are common shares of ODV (“Other Securities”) acquired on, prior to or after the date of this Agreement, to the extent that after giving effect to such issuance after exercise of the Warrants or the Brokered Offering Warrants as set forth on the applicable exercise form or to such issuance after exercise or conversion of Other Securities, the Holder (together with the Holder’s Affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of common shares beneficially owned by the Holder and its Attribution Parties shall include the number of common shares issuable upon exercise of the Warrants and Brokered Offering Warrants or exercise or conversion of Other Securities with respect to which such determination is being made, but shall exclude the number of common shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants and Brokered Offering Warrants held or beneficially owned by the Holder or any of its Affiliates or Attribution Parties, (ii) exercise or conversion of the remaining, nonexercised or nonconverted portion of Other Securities held or beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (iii) exercise or conversion of the nonexercised or nonconverted portion of any other securities of ODV subject to a limitation on conversion or exercise analogous to the limitation contained herein held or beneficially owned by the Holder or any of its Attribution Parties. For purposes of this paragraph, the determination of any “group” status shall be made, and the determination of beneficial ownership shall be calculated, in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that ODV is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this paragraph applies, the determination of whether the Warrants or Brokered Offering Warrants are exercisable or the Other Securities are exercisable or convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Warrants or the Brokered Offering Warrants are exercisable or the Other Securities are exercisable or convertible shall be in the sole discretion of the Holder, and the submission of the exercise form, in relation to the Warrants and Brokered Offering Warrants, shall be deemed to be the Holder's determination of whether the Warrants or the Brokered Offering Warrants are exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Warrants of the Brokered Offering Warrants are exercisable, in each case subject to the Beneficial Ownership Limitation, and ODV shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this paragraph, in determining the number of outstanding common shares of ODV, a Holder may rely on the number of outstanding common shares of ODV as reflected in (A) ODV's most recent periodic or annual report filed with the Securities and Exchange Commission or (B) a more recent public announcement by ODV, setting forth the number of common shares of ODV outstanding. Upon the written or oral request of a Holder, ODV shall within one (1) trading day confirm orally and in writing to the Holder the number of common shares of ODV then outstanding. In any case, the number of outstanding common shares of ODV shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, Brokered Offering Warrants and/or Other Securities, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding common shares of ODV was reported. The Holder, upon written notice to ODV, may increase or decrease the Beneficial Ownership Limitation. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to ODV. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.	Except for the amendments as provided for in this Supplementary Agreement, which are hereby deemed to be merged with the Subscription Agreement, the terms and conditions of the Subscription Agreement shall remain in full force and effect.

3.	Condire acknowledges that it has been independently advised as to insider reporting requirements under National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the early warning system requirements under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and National Instrument 62-104 – Take-Over Bids and Issuer Bids (collectively, the “Requirements”) and confirms that Condire is solely responsible for such Requirements.

4.	Condire acknowledges that Condire has obtained its own independent legal counsel in connection with the subject matter hereof.

5.	This Agreement is governed by, subject to and interpreted in accordance with the laws prevailing in the Province of Ontario and the federal laws of Canada applicable therein, and the parties hereby agree to attorn to the exclusive jurisdiction of the courts of the Province of Ontario regarding any dispute arising in connection with this Supplementary Agreement.

6.	This Supplementary Agreement may be signed by the parties in counterparts, including electronically, and each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Amended and Restate Supplementary Agreement as of the day and year first above written.

OSISKO DEVELOPMENT CORP.

Per:	(signed) "Sean Roosen"
Name:	Sean Roosen
Title:	Chairman and Chief Executive Officer

CONDIRE RESOURCE MASTER PARTNERSHIP, LP

Per:	(signed) "Bradley J. Shisler"
Name:	Bradley J. Shisler
Title:	Manager of Condire Investors, LLC, its general partner

CONDIRE ALPHA PARTNERS, LP

Per:	(signed) "Bradley J. Shisler"
Name:	Bradley J. Shisler
Title:	Manager of Condire Investors, LLC, its general partner

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